Exhibit 10.24

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

WARRANT AGREEMENT BETWEEN

TANGOE, INC.

AND

INTERNATIONAL BUSINESS MACHINES CORPORATION

STOCK PURCHASE WARRANT

Neither this Warrant nor the Warrant Shares as defined herein have been registered under the Securities Act of 1933, as amended or any applicable state securities laws.  Neither this Warrant nor the Warrant Shares may be sold or transferred in the absence of such registration or any exemption from such registration.

Right to Purchase the Number of Shares of Common Stock Determined as Provided in this Warrant, Including Appendix A Hereto

Effective Date as of October 9, 2009

TANGOE, Inc., a Delaware corporation (the “Company”), grants International Business Machines Corporation, a New York corporation (“IBM” and each of its successors and assigns, a “Holder”) a warrant (this “Warrant”) to purchase the Warrant Shares at the Purchase Price; provided, however, that the number of Warrant Shares for which this Warrant shall be exercisable shall be determined as provided in Appendix A.  Capitalized terms not otherwise defined have the definitions set forth in Appendix B.

1.   Exercise and Expiration of Warrant.

(a)   This Warrant is immediately exercisable and will expire on October 9, 2016, unless earlier terminated as provided in this Warrant.   “Exercise Period” shall mean the period of time between the date hereof and the expiration or termination of this Warrant in accordance with the terms hereof.

(b)  This Warrant may be exercised during the Exercise Period by the Holder, in whole or in part, by delivering this Warrant to the Company with payment of the Purchase Price in U.S. dollars.  In addition, on or after an IPO, in lieu of such cash payment, the Holder may exercise the Warrant by delivery to the Company of a written notice of an election to effect a cashless exercise for Warrant Shares pursuant to this Section 1(b) (“Cashless Exercise”).  To effect a Cashless Exercise, the Holder will surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between (i) the then current Market Price of a share of the Common Stock on the date of exercise and (ii) the Purchase Price, and the denominator of which shall be the then current Market Price per share of Common Stock. In the event that this Warrant is not exercised in full immediately prior to the end of the Exercise Period and the then current Market Price of a share of the Common Stock is greater than the Purchase Price, this Warrant shall be deemed automatically exercised as to the remaining Warrant Shares at such time by Cashless Exercise without the delivery of any written notice from the Holder.

(c)  Upon exercise of this Warrant, the Company will issue to the Holder (i) a certificate or certificates for the number of full Warrant Shares to which the Holder shall be entitled upon such exercise plus the value of any fractional share to which the Holder would otherwise be entitled, and (ii) in case such exercise is in part only, a new warrant or warrants representing the remaining Warrant Shares.

(d)  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered pursuant to Section 1(b).

2.  Representations.

(a)  By the Holder.  The Holder represents and warrants to the Company as follows:

(i)            It is an “accredited investor” within the meaning of Rule 501 of the Securities Act.   This Warrant is acquired for the Holder’s own account for investment purposes and not with a view to any offering or distribution within the meaning of the Securities Act and any applicable state securities laws.  The Holder has no present intention of selling or otherwise disposing of the Warrant or the Warrant Shares in violation of such laws; and

(ii)           The Holder has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company.  The Holder understands that this investment involves a high degree of risk and could result in a substantial or complete loss of its investment.  The Holder is capable of bearing the economic risks of such investment.

The Holder acknowledges that the Company has indicated that the Warrant and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements thereof, and that the Warrant Shares will bear a legend stating that such securities have not been registered under the Securities Act and may not be sold or transferred in the absence of such registration or an exemption from such registration.

(b)  By the Company.  The Company represents and warrants that:

(i)  It (A) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (B) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to consummate the transactions contemplated hereby and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(ii)  It has outstanding as of the date hereof but before giving effect to this Warrant, 102,055,033 shares of Common Stock, calculated on a fully diluted basis, giving effect to the conversion of all options, warrants, rights and other securities convertible into, or exchangeable for, Common Stock.

(iii)  The execution, delivery and performance by the Company of this Warrant (A) has been duly authorized by all necessary corporate action, (B) does not and will not contravene the Company’s charter or bylaws or any other organizational document and (C) does not and will not contravene any applicable law or any contractual restriction binding on or otherwise affecting the Company or any of its properties or result in a default under any agreement or instrument to which the Company is a party or by which the Company or its properties may be subject.

(iv)  This Warrant has been duly executed and delivered by the Company, and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity.

(v)  Assuming the accuracy of the representations made by the Holder in Section 2(a) hereof, and except for the Company’s filing of a Form D and equivalent state securities law filings, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental authority is or will be necessary in connection with the execution and delivery by the Company of this Warrant, the issuance by the Company of the Warrant Shares, the consummation of the transactions contemplated hereby, the performance of or compliance with the terms and conditions hereof, or to ensure the legality, validity, and enforceability hereof.

(vi)  The Company has reserved solely for issuance and delivery upon the exercise of this Warrant, such number of shares of Common Stock to provide for the exercise in full of this Warrant.

(vii)  Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration, or the filing of a prospectus qualifying the distribution, of this Warrant being issued hereby under the Securities Act or cause the issuance of this Warrant to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.

3.  Certain Agreements of the Company.  The Company agrees as follows:

(a)   Shares to be Fully Paid.  All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, claims and encumbrances.

(b)   Authorization and Reservation of Shares.  During the Exercise Period, the Company shall have duly authorized a sufficient number of shares of Common Stock, free from preemptive rights and from any other restrictions imposed by the Company without the consent of the Holder, to provide for the exercise in full of this Warrant.  The Company shall at all times during the Exercise Period reserve and keep available out of such authorized but unissued shares of Common Stock such number of shares to provide for the exercise in full of this Warrant.

(c)  Certain Actions Prohibited.  The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

(d)   Successors and Assigns.  Except as expressly provided otherwise herein, this Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company’s assets.

(e)   Blue Sky Laws.  The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the Holder of this Warrant upon the exercise hereof  under applicable securities or “blue sky” laws of the states of the United States, and shall provide written evidence of any such action so taken to the Holder of this Warrant prior to such date; provided, however, that the Company shall not be required to qualify as a foreign corporation or file a general consent to service of process in any such jurisdiction.

(f)            Right of Notification and Review and Negotiation Period.  If

(i)  the Company engages a financial advisor to assist the Company in pursuing an Acquisition Transaction, or the Company’s board of directors adopts a resolution authorizing the Company to initiate a process regarding a possible sale or other disposition of the Company to a third party, or

(ii) other than in connection with the activities described in clause (i), the Company receives a written proposal or written indication of interest from a third party or otherwise engages in discussions with one or more third parties with respect to a potential Acquisition Transaction by any such third party, which proposal, indication of interest or discussions the Company’s board of directors determines should be pursued by the Company and the Company initiates discussions regarding an Acquisition Transaction and/or a due diligence process with such third party

(each activity described in clauses (i) and (ii) hereinafter referred to as “Acquisition Activity”), then, within five (5) business days after commencement of such Acquisition Activity, the Company shall provide Holder with written notice (the “Acquisition Notice”) of the commencement of such Acquisition Activity and shall indicate in the Acquisition Notice whether the third party, if any, with which the Company has commenced Acquisition Activity (the

“Acquisition Party”) is on the list of potential Holder non-favorable acquirers attached hereto as Appendix D, provided that the Company is in no event obligated to disclose the specific identity of any such third party or the terms of any proposal or indication of interest.  Holder shall have the right to participate in the sale process during a forty-five (45) day period following Holder’s receipt of the Acquisition Notice (the “Review and Negotiation Period”).  Such right shall be exercisable by delivering to the Company a written notice of Holder’s desire to participate in the sale process within two (2) business days of Holder’s receipt of the Acquisition Notice (a “Notice of Election to Participate”).  Prior to the delivery of the Acquisition Notice to the Holder and during the Review and Negotiation Period (unless Holder fails to deliver a Notice of Election to Participate), the Company shall not enter into a definitive agreement (including, without limitation, any exclusivity agreement, no shop agreement, binding term sheet or merger agreement) with an Acquisition Party concerning an Acquisition.

If Holder timely gives a Notice of Election to Participate, then during the Review and Negotiation Period, (a) subject to confidentiality restrictions reasonably satisfactory to the Company including the execution by Holder of a nondisclosure or similar agreement, the Company shall provide Holder access to the Company’s facilities, personnel, management, documents and other information relating to the Company and its business, products and technology to enable Holder to conduct a due diligence investigation customary in a merger and acquisition context, and (b)  Holder may, in its sole discretion, present a written proposal to the Company relating to an Acquisition, which written proposal shall include at a minimum the proposed consideration for the Acquisition, the material conditions to the Acquisition and such other details as are customary in a formal letter of intent or term sheet for the acquisition of a private company (a “Holder Proposal”).

In the event that Holder presents the Company with a Holder Proposal prior to the expiration of the Review and Negotiation Period, the Company shall negotiate with Holder such Holder Proposal in good faith until the termination of the Review and Negotiation Period, provided that, unless otherwise agreed in connection with the Holder Proposal, simultaneous discussions, due diligence and negotiations may be conducted with other parties and the same shall not constitute a lack of good faith in negotiating with Holder.  In the event that Holder presents the Company with a Holder Proposal prior to the expiration of the Review and Negotiation Period, the Review and Negotiation Period may be extended at any time by mutual agreement in writing by both parties.  With respect to each Acquisition Activity for which Holder received an Acquisition Notice from the Company and for which the Company materially complied with all of the applicable procedures and requirements set forth herein (the “Noticed Activity”), (A) if Holder does not deliver a Notice of Election to Participate within the required time, or (B) having given a Notice of Election to Participate, (i) if Holder does not deliver a Holder Proposal to the Company prior to the expiration of the applicable Review and Negotiation Period or (ii) upon the expiration of the applicable Review and Negotiation Period, the Company and Holder have not reached mutually agreeable terms for the Acquisition Transaction contemplated by a Holder Proposal, then the Company shall be free to enter into a definitive agreement with respect to an Acquisition Transaction arising from the Noticed Activity (a “Permitted Acquisition”) but must notify Holder of its intent to enter into a definitive agreement with respect to an Acquisition Transaction with another party.

Notwithstanding the foregoing, if while the Company’s Common Stock is publicly traded, the Company’s Board of Directors determines in good faith (after consultation with outside counsel) that compliance with all or any portion of its obligations under this Section 3(f) would be inconsistent with its fiduciary duties under applicable law, then the Company shall be excused from such compliance, but only to the extent necessary to make the Company’s performance of its obligations under this Section 3(f) consistent with the Board’s fiduciary duties under applicable law, as determined in good faith by the Board of Directors after consultation with outside counsel.   In such circumstances, the Company will in good faith provide to Holder as much of the Review and Negotiation Period as is consistent with the Board’s fiduciary duties, as determined by the Board in good faith after consultation with outside counsel.  The Company shall give prompt written notice to the Holder of any determination that the Company is not obligated to comply with all or any portion of this Section 3(f), which notice shall include detail as to the resulting process and Review and Negotiation Period.

The provisions of this Section 3(f) shall terminate upon the closing of a Permitted Acquisition.

4.   Antidilution Adjustments.  The Purchase Price and the number of Warrant Shares may be adjusted from time to time as set forth in Appendix C.

5.  Related Agreements.  The Holder is joining the Company’s Sixth Amended and Restated Voting Agreement dated as of July 28, 2008 and the Company’s Eighth Amended and Restated Investor Rights Agreement dated as of July 28, 2008 for certain purposes, as set forth in Joinders being entered into by the Holder as of the initial issuance of this Warrant.

6.   Treatment of Warrant in the Event of an Acquisition Transaction.  If the Company undertakes an Acquisition Transaction then the Company shall give prompt notice of such transaction to the Holder and, at the Company’s election, either (i) cause the Company Acquiror to assume this Warrant and cause provision to be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the Warrant Shares (as such term is modified in accordance with this Section 6), whereupon the Company shall be released from this Warrant, or (ii) pay the Warrant Value to the Holder upon consummation of the Acquisition Transaction.  If the Company elects to pay the Warrant Value to the Holder upon consummation of the Acquisition Transaction, the such Warrant Value shall be paid in the same mix of consideration, at the same times, and subject to the same escrow and other deferred payment arrangements as holders of the Company’s Common Stock, and the Holder shall enter into or otherwise approve and become subject to such purchase agreement, contribution agreement, escrow agreement and other similar instruments and documents as other holders of Common Stock in connection with the Acquisition Transaction.  If the Company complies with such requirements, this Warrant shall be deemed terminated and cancelled as of the closing of the Acquisition Transaction.  If the Company undertakes an Acquisition Transaction and does not elect to pay the Warrant Value to the Holder pursuant to the foregoing clause (ii), this Warrant shall remain outstanding in accordance with its terms and all references to the “Company” shall apply to the Company Acquiror and all references to the “Warrant Shares” shall apply to the common stock of the

Company Acquiror, and appropriate modifications to the other terms of this Warrant, including without limitation the amount of Warrant Shares and the Purchase Price, shall be made to take into account the Warrant Value as of the date of the Acquisition Transaction.

7.  Transfer, Exchange, Replacement

(a)  Transferability.  (i)  The Holder covenants not to transfer this Warrant or the Warrant Shares except in compliance with this Section 7(a). Subject to compliance with the transfer restrictions set forth in clause (ii) of this Section 7(a), this Warrant, the Warrant Shares and the rights granted to the Holder hereof are freely transferable, in whole or in part, upon surrender of this Warrant, together with an assignment form, at the office or agency of the Company referred to in Section 8 below.

(ii) The Holder may not transfer, pledge, assign or otherwise dispose of any interest in its right to exercise this Warrant for Warrant Shares that have not yet vested in accordance with the terms of Appendix A (except to an Affiliate), it being understood that the intent of the parties is that the initial Holder (or its Affiliate) retain rights to unearned Warrant Shares so as to provide to such Holder incentive with respect to the performance thresholds set forth in Appendix A.  In addition, the Holder shall not affect any other transfer except pursuant to a transaction either registered, or exempt from registration, under the Securities Act.  Prior to any transfer in reliance upon an exemption from such registration, the Holder shall provide to the Company an opinion letter from counsel to the Holder (which counsel may include in-house counsel), reasonably satisfactory to the Company, opining that such transfer does not require registration under the Securities Act.  The transferee, by acceptance of this Warrant, acknowledges that it takes such warrant subject to the terms and conditions hereof.  Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered Holder hereof as the owner hereof  for all purposes, and the Company shall not be affected by any notice to the contrary.

(b)  Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Holder hereof at the office or agency of the Company referred to in Section 8 below, for new warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new warrants to represent the right to purchase such number of shares as shall be designated by the Holder hereof at the time of such surrender.

(c)  Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

(d)   Cancellation; Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this

Warrant shall be promptly canceled by the Company.  The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of warrants pursuant to this Section 8.  The Company shall indemnify and reimburse the Holder of this Warrant for all costs and expenses (including legal fees) incurred by such Holder in connection with the enforcement of its rights hereunder.

(e)   Warrant Register.  The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

8.   Notices.  Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed to a party.  The addresses for such communications to Company for shall be

Attn:  Tangoe CEO

35 Executive Boulevard

Orange, CT 06477

In connection with Section 3(f) and Appendix A Vesting Schedule of this Agreement, all IBM communications shall be to:

Attn: Ravi Padmanabhan

TEM Service Category Leader

1001E Hillside Blvd.

Suite 400

Forrest City, CA 94404

All communication, except for Appendix A Vesting Schedule, to IBM for this Agreement shall be to:

Elias Mendoza

VP, Corporate Development

One New Orchard Road

Armonk, NY 10504

If to any other Holder, at such address as such Holder shall have provided in writing to the Company, or at such other address as any Holder furnishes by notice given in accordance with this Section 8.

9.   Governing Law; Jurisdiction and Venue.  This Warrant shall be governed by the laws of the State of Delaware without regard to conflicts or choice of law rules or principles.  Each of the Company and the Holder submits to the exclusive jurisdiction and venue of the federal and state courts of Delaware to resolve all issues that may arise out of or relate to this Warrant. The parties waive any right to a jury trial.

10.           Publicity.  The parties hereby agree not to issue or release any press release, announcement, article, advertising, publicity or other matter relating to this Warrant, except as may be required by law and, in such case, only after providing each other with an opportunity to review and, if appropriate, apply (or request that the other party apply) for protective order, confidentiality treatment or similar actions.

11.  Miscellaneous.

(a)  Amendments.  This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and all Holders hereof.

(b)  U.S. Dollars.  All references in this Warrant to “USD”, “dollars” or “$” shall mean the U.S. dollar.

(c)  Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefore in cash on the basis of the fair market value per share of Common Stock, as determined in good faith by the Board.

(d)  Descriptive Headings.  The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(e)  Business Day.  For purposes of this Warrant, the term “business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in New York, New York or the city and state provided in Section 8 hereof for notices to the Company, are authorized or obligated by law, regulation or executive order to close.

(f)  Counterparts. This Agreement may be executed in counterparts, and any such executed counterpart shall be, and shall be deemed to be, an original instrument.

(g) Withdrawal. If, at any time during the Exercise Period, Holder determines in good faith and in its sole discretion that for reasons including, but not limited to, US Homeland Security and other US legal issues, human rights violations, corporate fraud, bribery or ethical violations, criminal activity, litigation between Holder and Company, or any factors that Holder believes constitute a concern for the Holder, the Holder may, after giving written notice thereof, “put” back to the Company the Warrants exercised under this Agreement, and any shares of the Company acquired thereby, at the price of $1.

(h) Language. The Company and Holder agree that this Agreement is written in English, and that the English version will be the only official version of the Agreement.

(i)  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it shall be deemed replaced with a valid and enforceable provision that comes as close as possible to the economic purpose of the invalid, void or unenforceable provision, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(j) Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, including all permitted Holders.

(k)  Survival and Termination.  The representations, warranties and covenants made by the parties hereto shall survive the execution and delivery of this Agreement.  In any event, this Warrant shall terminate as expressly provided elsewhere in this Warrant, but in any event upon the earlier of (i) the expiration of the Exercise Period, or (ii) the exercise of this Warrant in full.  Upon such termination, this Warrant shall be null and void.

IN WITNESS WHEREOF, the undersigned have executed this Warrant as of the date first written above.

TANGOE, INC.

By:	/s/ Albert R. Subbloie
Name: Albert R. Subbloie
Title: President + CEO

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Elias Mendoza
Name: Elias Mendoza
Title: Vice President

APPENDIX A — VESTING SCHEDULE

The number of Warrant Shares to be issued under the Warrant shall be determined in accordance with this Appendix A.

1.                                      Immediate Warrant Vesting

Upon delivery to the Holder of a duly executed copy of the Warrant, 3,135,554 Warrant Shares shall immediately vest in the Holder.

2.                                      Performance Based Vesting

(a)  During the period beginning on the date of this Warrant and ending on the third anniversary of the date of this Warrant (the “Vesting Period”), the Holder may be entitled to up to an additional 8,129,215 Warrant Shares based on Total Spend during the Vesting Period.  Specifically, additional Warrant Shares shall immediately vest in the Holder upon the achievement during the Vesting Period of the Total Spend threshold(s) as set forth in the table below:

Aggregate Total Spend Thresholds	Number of Additional Warrant Shares Vested
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b) Total Spend shall mean the aggregate amount that has been invoiced by the Company to Holder or its Affiliates during the relevant time period (regardless of whether or not such invoices have been paid by Holder) as evidenced by an agreement between Holder and the Company, such as a purchase order, statement of work, work authorization, or other agreement entered into after the issuance of this Warrant and entered into pursuant to that certain Licensed Works Agreement (so-called Base Agreement, IBM Agreement #4909024709), the related Master Statement of Work (IBM Contract #4909024862) or pursuant to that certain Non-Technical Services Agreement (IBM Contract #4998TC0009), and any new Licensed Works

Appendix A – Vesting Schedule

Agreement, Master Statement of Work, Non Technical Services Agreement and any related statements of work, purchase order, work authorizations and similar subsequent contracts and contract addenda between the parties (collectively the “IBM Agreement”).  With respect to the Non Technical Services Agreement (IBM Contract #4998TC0009), Total Spend shall be limited to invoiced amounts that relate to new customers who are added under that agreement during the Vesting Period, and invoiced amounts to the existing customers listed on the attached Appendix E but only with respect to an expanded purchase of existing product services or the purchase of new product services (existing product services are listed on Appendix E for each existing customer).

(c)  The amount of Total Spend along with of number of Warrants that have automatically vested pursuant to this Section 2(a) shall be set forth in a written report prepared by the Company and provided to the Holder every six (6) months during the Vesting Period (a “Spending Report”). The Holder shall have 30 days from the receipt of a Spending Report to object to the information contained therein, by written notice to the Company  (the “Objection Notice”), failing which it shall be deemed accepted. An Objection Notice shall set out in reasonable detail those aspects of the Signings Report with which the Company does not agree. Thereafter, if an Objection Notice has been issued, the Company and the Holder shall use commercially reasonable efforts to resolve the dispute set out in the Objection Notice within 10 days. If the Company and the Holder are unable to resolve any dispute within such time period, then the Company and the Holder shall jointly select an accounting firm of national standing in the United States to resolve the dispute (the “Independent Accountant”). If the Company and the Holder are unable jointly to select an accounting firm to act as the Independent Accountant within 5 days, they shall select an accounting firm by lot (other than the accounting firms engaged by the Company and the Holder to audit their respective financial statements).   The Independent Accountant shall be instructed to resolve the matters in dispute, as set out in the Objection Notice.  The Independent Accountant shall act as an expert, not an arbitrator, and the determination of the Independent Accountant shall be final and binding on the Company, and the Holder.  The expenses of the Independent Accountant shall be borne equally by the Company and the Holder.

(d)           In the event that the Company pays the Warrant Value to the Holder with respect to an Acquisition Transaction that occurs prior to the end of the Vesting Period, then in connection with such payment, Total Spend through the date of the closing of the Acquisition Transaction shall be determined, and in addition the vesting provided for in paragraph (a) above shall be accelerated as follows:  the Company shall be deemed to have invoiced additional Total Spend in an amount equal to the aggregate amount that the Company will be entitled to invoice to customers under the IBM Agreement during the period from the closing of the Acquisition Transaction through the end of the Vesting Period, assuming for such purposes that the Company will be entitled to invoice any fixed or minimum amounts provided for in the applicable customer agreements.  In the event that such acceleration results in Total Spend that exceeds a threshold on the table set forth in paragraph (a), the deemed aggregate Total Spend and resulting vesting of Warrant Shares shall be rounded up to the next threshold.

Appendix A – Vesting Schedule

APPENDIX B — DEFINITIONS

“Acquisition Transaction” shall mean (i) the sale, lease or other transfer, in one or a series of transactions, of all or substantially all of the Company’s assets to any person or Group who immediately prior to such transaction did not own 50% or more of the voting power or the voting stock of the Company, or (ii) the consummation of any transaction or series of transactions the result of which is that any person or Group who immediately prior to such transaction did not own 50% or more of the voting power or the voting stock of the Company beneficially owns, directly or indirectly, 50% or more of the voting power or the voting stock of the Company.

“Affiliate” shall mean any entity directly or indirectly controlled by, controlling or under common control with another entity.

“Board” shall mean the Board of Directors of the Company.

“Cashless Exercise” shall have the meaning specified in Section 1(b) of the Warrant.

“Company” shall have the meaning specified in the initial paragraph of the Warrant.

“Company Acquiror” means the person or Group (i) to whom the Company’s assets are transferred as described in clause (i) of the definition of Acquisition Transaction or (ii) that would beneficially own 50% or more of the voting power or voting stock of the Company as described in clause (ii) of such definition.

“Common Stock” shall mean the common shares of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise Period” shall have the meaning specified in Section 1(a) of the Warrant.

“Group” shall have the meaning specified in Section 13(d)(3) of the Exchange Act.

“Holder” shall have the meaning specified in the initial paragraph of the Warrant.

“IBM” shall have the meaning specified in the initial paragraph of the Warrant.

“IPO” shall mean a bona fide, initial public offering and sale of Common Stock pursuant to a registration statement filed under the Securities Act of 1933 and declared effective by the U.S. Securities and Exchange Commission.

“Market Price” shall mean the following:  (i) the average of the closing sale prices for the shares of Common Stock as reported on the principal trading exchange or automated quotation system such as Nadsaq for the Common Stock for the five (5) consecutive trading days

Appendix B – Definitions

immediately  preceding such date, or if no sale price is so reported for such period, the last bid price for such period, or (ii) if the foregoing does not apply, the last sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security on the last trading day immediately preceding such date, or if  no sale price is so reported for such security, the average of the last bid and ask price for such security on the last trading day immediately preceding such date, or (iii) if market value cannot be calculated as of such date on any of  the foregoing bases, the Market Price shall be the fair market value  as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Holder, with the costs of the appraisal to be borne by the Company.

“Person” or “person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, governments, agencies, political subdivisions and other entities.

“Purchase Price” shall mean 1.1776 per share of Common Stock, as may be adjusted from time to time pursuant to Appendix C.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Acquisition” shall mean an Acquisition Transaction described in clause (ii) of the definition of Acquisition Transaction.

“Warrant” shall have the meaning specified in the initial paragraph of the Warrant.

“Warrant Shares” shall mean the shares of Common Stock issuable or issued to the Holder upon the exercise of the Warrant hereunder, the number of which shall be determined as provided in Appendix A.

“Warrant Value” shall mean the consideration that would be payable or distributable to the Holder in connection with an Acquisition Transaction if the Holder had exercised this Warrant in full immediately prior to the closing of the Acquisition Transaction, for the number of Warrant Shares then purchasable under this Warrant in accordance with the terms of Appendix A, less the aggregate Exercise Price for such Warrant Shares.

Appendix B – Definitions

APPENDIX C — ANTIDILUTION PROVISIONS

(a)  Recapitalizations.  If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.

If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.  See also paragraph (c) of this Appendix C (“Adjustment in Number of Warrant Shares”).

(b)  Mergers; Transfer of Assets.  Subject to Section 6 of the Warrant, if there shall occur any capital reorganization or reclassification of the Company’s Common Stock (other than a subdivision or combination as provided for in (a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder of this Warrant, such that the provisions set forth in this Appendix C (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c)  Adjustment in Number of Warrant Shares.  When any adjustment is required to be made in the Purchase Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)  Certificate of Adjustment.  When any adjustment is required to be made pursuant to this Appendix C, the Company shall promptly mail to the Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following such adjustment.

Appendix C – Antidilution Adjustments

(e) Adjustments for Non Stock Dividends and Distributions. In the event that the Company shall issue or pay to holders of Common Stock a dividend or other distribution payable other than in securities of the Company, then and in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the Warrant Shares issued upon exercise, the dividend or other distribution which Holder would have received if it had been the holder of such Warrant Shares at the time of such dividend or distribution

(f)  Other Notices.  In case at any time:

(i)       the Company shall declare any dividend upon the  Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company’s past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

(ii)      the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii)     there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

(iv)  there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder (a) notice of the date on which the books  of  the Company shall close or a record shall be taken for determining the  holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any  such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such  reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by  the Company) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  The Company undertakes to give such notice at least thirty (30) days prior to the record date or the date on which the Company’s books are closed in respect thereto, or such shorter notice as is practical in the circumstances.  Failure to give any such notice or any defect  therein shall  not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

(g) Certain Events. If, at any time during the Exercise Period, any event occurs of the type contemplated by the adjustment provisions of this Appendix C but not expressly provided for by such provisions, the Company will notice of such event, and the Board will make an appropriate adjustment in the Purchase Price and the number of shares of Common Stock acquirable upon

Appendix C – Antidilution Adjustments

exercise of this Warrant so that the rights of the Holder shall be neither enhanced nor diminished by such event.

Appendix C – Antidilution Adjustments

APPENDIX D — NON-FAVORABLE ACQUIRERS

Hewlett-Packard Company / Electronic Data Systems

Affiliated Computer Services, Inc.

Computer Sciences Corporation

Accenture Ltd.

Wipro Ltd.

Tata Consultancy Services Ltd.

Infosys Technologies Ltd.

Cap Gemini S.A.

Cisco Systems Inc.

Microsoft Corporation

Appendix D – Non-Favorable Acquirers

APPENDIX E — NON-TECHNICAL SERVICES LIST

Existing Customers	Existing Product Services

Amgen	Rebilling

Covance	Rebilling

Cigna	Rebilling

Dow Chemical	CDR

Gap	Rebilling

Gap	IPV

Healthnet	Rebilling

IBM Canada	IPV

IBM Global Services (BCRS)	IPV

IBM US	IPV

Nissan	Rebilling

Nissan	IPV

Visteon	Audit

Xcel Energy	IPV

CDR = Call Detail Reporting

IPV = Invoice Processing Verification

Appendix E – Non-Technical Services List

NOTICE OF EXERCISE

TANGOE, INC.

Attention:  Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐                                                              shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full.

☐                                    Cashless Exercise the attached Warrant with respect to                     Shares.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered: